Exhibit 99.1


       ADE Corporation Reports First Quarter Fiscal 2007 Financial Results


     WESTWOOD, Mass.--(BUSINESS WIRE)--Sept. 8, 2006--ADE Corporation (NasdaqGM:
ADEX) today reported financial results for its first fiscal quarter ended July 31, 2006.
     Revenue for the first quarter of fiscal 2007 was $29.7 million compared with $29.3 million for the fourth quarter of fiscal 2006 and $24.3 million for the first quarter of fiscal 2006.
     ADE posted net income of $3.9 million, or $0.27 per diluted share, for the first quarter of fiscal 2007. First fiscal quarter net income included stock-based compensation expense related to FAS 123R of $0.2 million and certain expenses totaling $0.5 million associated with ADE's pending merger with KLA-Tencor Corporation (NasdaqGS: KLAC). This compares with net income of $4.7 million, or $0.32 per diluted share, in the fourth quarter of fiscal 2006. The fourth quarter fiscal 2006 net income figure included a tax benefit of approximately $980,000 related to 2005 tax deductions. For the first quarter of fiscal 2006, ADE reported net income of $2.9 million, or $0.20 per diluted share.
     The first quarter fiscal 2007 tax rate was 36% compared with a tax rate of 24% for the sequential fourth quarter of fiscal 2006 and 28% for the first quarter of fiscal 2006.
     Gross margin for the first fiscal quarter of 2007 was 55%. This compares with 54% for the sequential fourth fiscal quarter and 56% for the year-ago first fiscal quarter. Cash, cash equivalents and marketable securities reached a record $100.0 million in the first quarter of fiscal 2007. This reflects an increase of 9% from $91.6 million at April 30, 2006, the end of fiscal 2006, and was 27% above the $79.0 million reported at the end of the first quarter of fiscal 2006, July 31, 2005.
     Backlog at July 31, 2006 reached a record $60.5 million, an increase of 14% from the $53.1 million reported at the end of the sequential fourth quarter of fiscal 2006 and a 44% increase from the year-ago quarter backlog of $42.1 million on July 31, 2005.
     "ADE continued to perform well during the first fiscal quarter," said Dr. Chris L. Koliopoulos, president and chief executive officer. "Revenue grew more than 20% year-over-year, and comparable period net income rose by 36%, despite the increased expenses associated with our pending merger with KLA-Tencor. Gross margins remained strong and at the high end our operating model. Customer activity in our core markets remained robust, creating a strong, record backlog of tool orders for wafer production. At the same time, ADE continued to generate solid cash flow, concluding the quarter with a record level of cash."

     Also, as previously announced, during the fourth fiscal quarter of 2006, ADE entered into a definitive merger agreement with KLA-Tencor, which was amended and restated in May 2006. Under this agreement, KLA-Tencor would acquire ADE for cash consideration of $32.50 per share. On July 13, 2006, ADE shareholders approved the proposed merger. A closing date will be established once the parties have cleared or waived all conditions to close, including regulatory clearance from the German antitrust authorities who, as previously reported, notified KLA-Tencor on July 10, 2006 of the commencement of a Phase II investigation of the proposed merger. Both ADE and KLA-Tencor continue to be confident that the acquisition will be completed once German antitrust clearance is obtained.

     About ADE Corporation

     ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. Wafer suppliers and device manufacturers worldwide rely on ADE measurement and inspection systems to certify and ensure the highest quality bare silicon substrates. ADE's most recent generation of products serve both 65nm in-line manufacturing applications and 45nm process development. Semiconductor device yields begin with the bare wafer, and ADE's leading technology provides early insight into surface defect, shape, flatness and nanotopography of these advanced 300mm substrates. Additional information about ADE is available on the Internet at http://www.ade.com, which website is not part of this press release.

     Cautionary Statement Regarding Forward-Looking Statements

     This news release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and federal securities law. Such forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to expectations, predictions, beliefs, and assumptions should be considered forward-looking statements. These statements include, but are not limited to, those associated with the proposed merger with KLA-Tencor, including the expected closing time for the proposed merger and the obtaining of clearance from German antitrust authorities. These statements involve risks and uncertainties including those associated with delays in obtaining, or adverse conditions contained in, the German antitrust authorities' regulatory approvals; failure to consummate or delay in consummating the proposed merger for other reasons, changes in laws or regulations and other similar factors. Further information on potential factors that could affect ADE's business is contained in its reports on file with the Securities and Exchange Commission, including its Form 10-K for the year ended April 30, 2005. Except as otherwise required by law, ADE is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                 ADE CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                                 Three months ended
                                                      July 31
                                              ------------------------
                                                 2006         2005
                                              ------------ -----------

Revenue                                       $    29,734  $   24,312
Cost of revenue                                    13,452      10,703
                                               -----------  ----------
Gross profit                                       16,282      13,609
                                               -----------  ----------
Operating expenses:
   Research and development                         4,130       3,812
   Marketing and sales                              3,469       3,509
   General and administrative                       3,533       2,758
                                               -----------  ----------
Total operating expenses                           11,132      10,079
                                               -----------  ----------
Income from operations                              5,150       3,530

Interest income                                       994         482
Interest expense                                      (58)        (49)
Other income                                           59          53
                                               -----------  ----------
Income before provision for income taxes            6,145       4,016
Provision for income taxes                          2,224       1,131
                                               -----------  ----------
Net income                                    $     3,921  $    2,885
                                               ===========  ==========

Basic earnings per share                      $      0.27  $     0.20
Diluted earnings per share                    $      0.27  $     0.20

Weighted average shares outstanding - basic        14,519      14,318
Weighted average shares outstanding - diluted      14,777      14,611


                                 ADE CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                            (In thousands, unaudited)

                                         July 31, 2006  April 30, 2006
Assets
Cash and cash equivalents               $       99,943  $      91,573
Marketable securities                               23              -
Accounts receivable, net                        19,231         23,164
Inventories                                     35,935         35,855
Other current assets                             1,301          1,701
Deferred income taxes                            9,153          9,311
                                         --------------  -------------
    Total current assets                       165,586        161,604

Fixed assets, net                                8,642          8,946
Deferred income taxes                            4,742          4,742
Investments                                        499            499
Other assets                                     1,584          1,671
                                         --------------  -------------
     Total assets                       $      181,053  $     177,462
                                         ==============  =============

Liabilities and Stockholders' Equity
Total current liabilities               $       21,133  $      22,718
Deferred gain on sale-leaseback                  1,355          1,383
Long-term debt                                   3,195          3,244
Total stockholders' equity                     155,370        150,117
                                         --------------  -------------
     Total liabilities and
      stockholders' equity              $      181,053  $     177,462
                                         ==============  =============


     CONTACT: ADE Corporation
              Executive VP and Chief Financial Officer
              Brian James, 781-467-3500